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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )


                            Metallica Resources Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Shares, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    59125j104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No.   59125j104
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Sun Valley Gold Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     4,941,500

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     4,941,500

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,941,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                       [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.83%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

--------------------------------------------------------------------------------

CUSIP No.   59125j104
            ---------------------

Item 1(a).  Name of Issuer:

            Metallica Resources Inc.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            Suite 1000, 36 Toronto Street, Toronto, Ontario, Canada M5C 2C5
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Sun Valley Gold Master Fund, Ltd.
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            c/o Goldman Sachs (Cayman) Trust, Limited
            2nd Floor, Harbour Centre, North Church St., P.O. Box 896
            George Town, Grand Cayman, Cayman Islands, B.W.I.
            --------------------------------------------------------------------

      (c).  Citizenship:

            British Virgin Islands Corporation
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common shares, no par value
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            59125j104
            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)    Amount beneficially owned:

            4,941,500*

            * Includes warrants exercisable into common shares.
            --------------------------------------------------------------------
     (b)    Percent of class:

            5.83%
            --------------------------------------------------------------------

     (c)    Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote               0
                                                               ----------------,

          (ii)  Shared power to vote or to direct the vote     4,941,500
                                                               ----------------,

          (iii) Sole power to dispose or to direct the
                disposition of                                         0
                                                               ----------------,

          (iv)  Shared power to dispose or to direct the
                disposition of                                 4,941,500
                                                               ----------------.

Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

            N/A
            --------------------------------------------------------------------

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            N/A
            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            N/A
            --------------------------------------------------------------------

Item 8.     Identification  and  Classification  of Members of the Group.

            N/A
            --------------------------------------------------------------------

Item 9.     Notice of Dissolution of Group.

            N/A
            --------------------------------------------------------------------

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      February 18, 2005
                                              ----------------------------------
                                                           (Date)


                                             Sun Valley Gold Master Fund, Ltd.

                                             By: /s/ Peter F. Palmedo
                                                 -------------------------
                                             Name:   Peter F. Palmedo
                                             Title:  Director



00964.0003 #548257